Exhibit 8.1

TroyGould PC
1801 Century Park East, 16th Floor
Los Angeles, California 90067

June 13, 2014

Pyramid Delaware Merger Subsidiary, Inc.

Pyramid Oil Company

2008 – 21st Street

Bakersfield, California 93302

Re: Registration Statement on Form S-4 - Registration No. 333-195503

Ladies and Gentlemen:

We have acted as counsel to Pyramid Oil Company (“Pyramid California”), a California corporation, Pyramid Delaware Merger Subsidiary, Inc. (“Pyramid Delaware”), a Delaware corporation and a direct wholly owned subsidiary of Pyramid California, and Pyramid Merger Subsidiary, Inc. (“Merger Subsidiary”), a Delaware corporation and a direct wholly owned subsidiary of Pyramid Delaware and an indirect wholly owned subsidiary of Pyramid California, in connection with (1) an Agreement and Plan of Merger and Reorganization dated as of February 6, 2014 (the “Merger Agreement”) among Pyramid California, Pyramid Delaware, Merger Subsidiary, and Yuma Energy, Inc. (“Yuma Energy”), a Delaware corporation, and (2) a Registration Statement on Form S-4, Registration No. 333-195503 (as amended, the “Registration Statement”), which includes a proxy statement/prospectus (the “Proxy Statement/Prospectus”), filed by Pyramid Delaware with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 71,124,786 shares of the common stock, par value of $0.001 per share, of Pyramid Delaware to be issued in connection with the transactions that are contemplated by the Merger Agreement.

Among other things, the Merger Agreement provides for (1) the merger of Pyramid California into Pyramid Delaware, with Pyramid Delaware to continue as the surviving corporation (the “Reincorporation”), and (2) the merger of Merger Subsidiary into Yuma Energy, with Yuma Energy to continue as the surviving corporation (the “Merger”). As a result of the Reincorporation and the Merger, Yuma Energy will become a direct wholly owned subsidiary of Pyramid Delaware.

This opinion letter is furnished to you at your request and in connection with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

In connection with this opinion letter, we have examined and relied upon originals or copies of the Merger Agreement, the Registration Statement, and such other documents as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have also reviewed such matters of law, and made such other inquiries, as we considered necessary or appropriate as a basis for the opinion expressed below.

With your permission, we have made and relied upon the following assumptions, without any independent investigation or inquiry by us, and our opinion expressed below is subject to, and limited and qualified by the effect of, such assumptions: (1) all corporate records furnished to us by the parties to the Merger Agreement are accurate and complete; (2) the Reincorporation and the Merger will each be effected in accordance with the terms and conditions of the Merger Agreement and as described in the Registration Statement, and no transaction or condition described in the Merger Agreement and affecting this opinion letter will be waived by any party to the Merger Agreement; (3) all statements as to factual matters, including those concerning the Reincorporation and the Merger, that are set forth in the Merger Agreement and the Registration Statement are accurate and complete and will remain accurate and complete at all times up to and including the effective time of each of the Reincorporation and the Merger; (4) each representation or warranty that is made in the Merger Agreement based upon the knowledge or belief of a party to the Merger Agreement, or that is similarly qualified, is accurate and complete and will remain accurate and complete at all times up to and including the effective time of each of the Reincorporation and the Merger, in each case without such qualification; (5) the parties have complied with and, if applicable, will continue to comply with, their respective covenants that are contained in the Merger Agreement; and (6) with respect to documents that we reviewed in connection with this opinion letter, all documents submitted to us as originals are authentic; all documents submitted to us as certified, facsimile, or photostatic copies conform to the originals of such documents, and such original documents are authentic; the signatures on all documents are genuine; and all natural persons who have executed any of such documents have the legal capacity to do so. If any of these assumptions is untrue for any reason or if the Reincorporation or the Merger is consummated in a manner that is different from the manner in which it is described in the Merger Agreement or the Registration Statement, our opinion expressed below may be adversely affected and may not be relied upon.

Pyramid Delaware Merger Subsidiary, Inc.

Pyramid Oil Company

June 13, 2014

We undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth in this opinion letter, whether based on a change in laws, a change in any fact relating to the Reincorporation or the Merger, or any other circumstance. This opinion letter is limited to the opinion and matters expressly stated herein, and no opinions are to be inferred or may be implied beyond the opinion that is expressly set forth below.

Based upon the foregoing, and subject to the limitations, qualifications, and assumptions that are described in this opinion letter and in the Proxy Statement/Prospectus, we hereby confirm that the discussion that is set forth in the Proxy Statement/Prospectus under the caption “Material U.S. Federal Income Tax Consequences” constitutes our opinion.

This opinion letter is rendered to you solely in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent. We consent to the filing with the Commission of this opinion letter as Exhibit 8.1 to the Registration Statement and to the references to our firm name in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ TroyGould PC

TROYGOULD PC